REDACTED – AS FILED

[Portions of this Exhibit have been omitted pursuant
to a Request for Confidential Treatment]

BRACKETS “[ ]*” ARE USED TO INDICATE WHERE A PORTION OF THIS EXHIBIT HAS BEEN OMITTED.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.  A COMPLETE COPY OF THIS EXHIBIT, CONTAINING ALL OF THE OMITTED PORTIONS, HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TOGETHER WITH THE REQUEST FOR CONFIDENTIAL TREATMENT.

LINE OF CREDIT AGREEMENT

This Line of Credit Agreement (“Agreement”), dated as of the 15th day of May, 2007, by and between HARDY CREDIT CO., a Pennsylvania limited partnership (“Borrower”),

AND

UNITED BANK., INC., a West Virginia banking corporation (“Bank”).

WITNESSETH:

WHEREAS, Borrower has requested Bank to extend a revolving line of credit to Borrower in the principal amount not to exceed SEVEN MILLION and 00/100 DOLLARS ($7,000,000.00) to use for certain purposes as set forth herein; and

WHEREAS, Bank is willing to extend such credit pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01.  Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context otherwise clearly requires:

“Affiliate” shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, Borrower, and for each individual who is an Affiliate within the meaning of the foregoing, any other individual related to such Affiliate by consanguinity within the third degree or in a step or adoptive relationship within such third degree or related by affinity with such Affiliate or any such individual and any Person directly or indirectly controlled by any of the foregoing. The term “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Agreement” shall mean this Line of Credit Agreement, as amended, modified or supplemented from time to time

“Bank” shall mean United Bank, Inc., a West Virginia banking corporation, 1085 Van Voorhis Road, Suite 150, Morgantown, West Virginia 26505.

“Borrower” shall mean Hardy Credit Co., a Pennsylvania limited partnership, having its principal place of business at 1019 Route 519, Eighty Four, Pennsylvania 15330.

“Borrower’s General. Partner” shall mean its sole general partner, 84 LADC, LLC, a Pennsylvania limited liability company.

“Business Day” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of West Virginia or other day on which banking institutions are authorized or obligated to close in Morgantown, West Virginia.

“Closing” shall mean the satisfaction of all requirements set forth in this Agreement by the Borrower, including those set forth in Article IV hereof.

“Closing Date” shall mean the date of Closing.

“Code” shall mean the Internal Revenue Code of 1986 as amended along with rules, regulations, decisions and other official interpretations in connection therewith.

“Collateral Assignment of Notes and Documents” shall mean that certain master assignment of the notes and all related documents pertaining to the Purchased Loans given by Borrower to Bank as required by Section 4.11 hereof.

“Collateral Property Disposition” shall mean the foreclosure, transfer or other disposition of property securing a Purchased Loan, or another event obligating Borrower to release a document or security instrument securing a Rumba Red Loan.

“Commitment” shall mean that certain commitment letter agreement dated October 31, 2006, by and between Bank and Borrower,

“Consent and Estoppel Agreement” shall mean that consent and estoppel agreement given by Tenant as required by Section 4.09 hereof.

“Debt” shall mean collectively (A) all Indebtedness, whether of principal, interest, fees, expenses or otherwise, of Borrower to Bank, whether now existing or hereafter incurred including, but not limited to, future loans and advances, if any, under this Agreement, and the Loan Documents, as the same may from time to time be .amended, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (B) all other obligations for the repayment of borrowed money, whether of principal, interest, fees, expenses or otherwise, of Borrower to Bank, now existing or hereafter incurred, whether under letters or advances of credit, lines of credit, other financing arrangements or otherwise (including, but not limited to, any obligations arising as a result of any overdrafts), whether or not related to this Agreement or the Note, whether or not contemplated by Bank or Borrower on the date hereof and whether direct, indirect, matured or contingent, joint or several, or otherwise, together with any and all extensions, renewals, refinancings or refunding& thereof in whole or in part; (C) all costs and expenses including, without limitation, to the extent permitted by law, reasonable attorneys’ fees and legal expenses, incurred by Bank in the collection of any of the Indebtedness referred to in clauses (A) or (B) above, and amounts due and owing to Bank under this Agreement and (D) any advances made by Bank for the maintenance, preservation, protection or enforcement of or realization upon, any property or assets now or hereafter made subject to a mortgage, pledge, lien or security interest granted pursuant hereto or pursuant to this Agreement, or the Loan Documents or pursuant to any agreement, instrument or note relating to any of the Debt including, without limitation, advances for taxes, insurance, repairs and the like.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean a Person which is under control by Borrower within the meaning of Section 414(b) or (c) of the Code,

“Event of Default” shall mean any of the Events of Default described in Section
7.01.

“Existing Indebtedness” shall mean the Borrower’s $10,000,000 line of credit and $5,000,000 letter of credit from Bank, evidenced by notes dated March 14, 2003, and that certain $10,000,000 line of credit from Bank, evidenced by a note dated October 3, 2005.

“Expiration Date” shall mean one year from the date hereof, October 14, 2007, unless extended and ‘mewed as required and provided by Section 2.01(b) hereof.

“Fixtures” shall mean all personal property now or hereafter owned by Borrower and now or hereafter affixed to, incorporated into or to be incorporated into, or used or useful in connection with, the Real Property or any part thereof, all replacements thereat additions thereto and substitutions therefor,

“GAAP” shall mean generally accepted accounting principles (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which Borrower’s or Tenant’s, as the case may be, independent certified public accountants concur).

“Improvements” shall mean all buildings and related improvements and amenities on the Land.

“Indebtedness” shall mean (0 all obligations for borrowed money (including, without limitation, all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or similar instruments, all obligations on which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements and all obligations issued or assumed as full or partial payment for property, whether or not any such notes, drafts or obligations are obligations for borrowed money), (ii) all obligations secured by any mortgage, lien, pledge, charge or security interest or encumbrance existing on property owned or acquired subject thereto, whether or not the obligations secured thereby shall have been assumed, (iii) all obligations to repay amounts drawn down by beneficiaries of letters of credit, (iv) all, indebtedness and other obligations for the payment or purchase of which Borrower has agreed contingently or otherwise to advance or supply funds and (v) indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with such principles.

“Land” shall mean those certain tracts or parcels of land identified in EXHIBIT A attached hereto, and all appurtenances thereto.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lease” shall mean that certain master lease agreement dated January 1, 1990, entered into between Pierce—Hardy Real Estate, Inc., now Pierce Hardy, as lessor, and Tenant as lessee, as the same pertains to the Real Property, which has been transferred from Pierce Hardy to Borrower, and as the same may be supplemented or amended from time to time.

“Lease Assignments” shall mean those assignments of leases and rents given by Borrower to Bank as required by Section 4.05 hereof as the same may be supplemented or amended from time to time.

“[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]*” shall mean [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]*,

“[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement” shall mean that certain agreement dated December 31, 2002, by and between [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]*, Borrower and Tenant, as amended, modified or supplemented from time to time, a true and accurate copy of which is attached hereto as EXHIBIT C.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of; security,

“Loan” or “Loans” shall mean the loans, represented by Loan Advances, made by Bank to Borrower or to Borrower’s beneficiary pursuant to the Line of Credit, and as otherwise advanced for the benefit of Borrower under this Agreement and as further set forth in Section 2.01 hereof

“Loan Account” shall mean that as set forth in Section 2.10 hereof.

“Loan Advances” shall mean advances on account of the Note made by the Bank from time to time pursuant to this Agreement

“Loan Document” or “Loan Documents” shall mean singularly or collectively, as the context may require, (i) the Commitment, (ii) this Agreement, (iii) the Note, (iv) the Lease Assignments, (v) the Collateral Assignment of Notes and Documents, (vi) the Reserve Fund Account Assignment, (vii) the Mortgage, and (viii) any and all other documents, instruments, certificates and agreements executed and/or delivered in connection with this Agreement, as any of they may be amended, modified, extended or supplemented from time to time.

“Mortgage” shall mean that certain open-end mortgage and security agreement executed and delivered by Borrower to Bank conveying a first priority lien of the Mortgaged Land, as further set forth in Section 4.04 hereof.

“Mortgaged Land” shall mean that certain tract or parcel of land described as Parcel One on EXHIBIT A, being a certain 92.75 acre, more or less, tract of land to be used by Borrower to construct the Borrower’s new offices.

“Mortgage Loan or “Mortgage Loans” shall mean those mortgage loans originated as part of [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]*’s Enhanced Builder Direct Lending Program with Tenant.

“Note” shall mean the promissory note of Borrower executed and delivered to Bank under this Agreement, or any note executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or part and as further set forth in Section 2.02 hereof

“Office”, when used in connection with. Bank, shall mean its designated office located at 1085 Van Voorhis Road, Suite 150, Morgantown, West Virginia 26505, or such other office or offices as Bank may designate from time to time.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“PBGC” shall mean the Pension Benefit Guaranty Corporation,

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof,

“Pierce Hardy” shall mean Pierce Hardy Limited Partnership, a Pennsylvania limited partnership.

“Plan” shall mean any plan, including single employer, multiple employer and multiemployer plans, subject to Title IV of ERISA and established or maintained for persons including employees or former employees of Borrower or Affiliates.

“Potential Default” shall mean any event or condition which with notice or passage of time or any combination of the foregoing would constitute an Event of Default.

“Prime Rate” shall mean the sole or highest rate which is published as the prime rate in the “Money Rates” column in The  Wall Street Journal. If such source for any reason becomes unavailable, the Bank .0211 designate another index that it determines to be reasonably equivalent to the prime rate published in The Wall Street Journal.

“Purchased Loan” or “Purchased Loans” shall mean those certain Mortgage Loans purchased by the Borrower pursuant to the [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement.

“Real Property” shall mean the Land, the Improvements and the Fixtures.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days notice to PBGC is waived under applicable regulations.

“Request for Advance” shall mean a statement of the Borrower, in a form acceptable to Bank, setting forth the amount of the Loan Advance being requested and containing such other information as is required. by Bank and by Section 2,04 hereof,

“Reserve Fund Account” shall mean the interest bearing deposit account No. 7007006405 in the name of Borrower held with Community Bank, N.A.

“Reserve Fund Account Assignment” shall mean the assignment of the Reserve Fund Account given by Borrower to Bank as set forth in Section 4.12 hereof,

“Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a Single Employer Plan, or the treatment of a Single Employer Plan amendment as a termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a Single Employer Plan, or (iii) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Single Employer Plan.

“‘Tenant” shall mean 84 Lumber Company, a Pennsylvania limited partnership, having its principal office located at 1019 Route 519, Eighty Four, Pennsylvania 15330.

“Tenant’s General Partner” shall mean Tenant’s sole general partner, Hardy Holdings, Inc., a Pennsylvania corporation.

“UCC” shall mean the Uniform Commercial Code that is in effect on the date of this Agreement and as amended from time to time, of the state or states having jurisdiction with respect to all or any portion of the Collateral granted or assigned to Bank from time to time under or in connection with this Agreement and the other Loan Documents.

ARTICLE II
THE LINE OF CREDIT

2.01.  Commitment.

(a)           The Line of Credit. Subject to the terms and conditions and relying upon the representations and warranties in this Agreement and the other Loan Documents, Bank agrees to make a portion (as provided below) of a revolving line of credit available to Borrower in the aggregate original principal amount not to exceed SEVEN MILLION and 00/100 DOLLARS ($7,000,000.00) (“Line of Credit”) at the Closing, the proceeds of which will be advanced to Borrower from time to time during the period commencing on the date of Closing and ending on October 1,2007, in. accordance with and subject to the conditions, requirements and limitations set forth in this Agreement NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN ANY OTHER LOAN DOCUMENT, UNTIL OTHERWISE MUTUALLY AGREED IN WRITING BY THE BANK AND THE BORROWER, THE MAXIMUM AMOUNT AVAILABLE TO BE ADVANCED ON THE LINE OF CREDIT AT ANY ONE TIME SHALL NOT EXCEED TWO MILLION FIVE HUNDRED AND 00/100 DOLLARS ($2,500,000.00). Upon repayment of any amount of principal or interest on the Line of Credit by Borrower, Borrower may reborrow hereunder. Reborrowing privileges may be suspended by Bank prior to the Expiration Date if an. Event of Default or Potential Default exists.

(a)           Term of Agreement. Bank’s commitments under this Agreement will expire on the then current Expiration Date, unless Bank, after a review of (i) Borrower’s and Tenant’s financial statements and (ii) Borrower’s performance under this Agreement, elects to renew its commitments for one or more additional 12 month periods. IN THE EVENT BANK ELECTS NOT TO RENEW THIS AGREEMENT, BANK MUST GIVE WRITTEN NOTICE TO BORROWER AT LEAST SIX MONTHS BEFORE THE EXPIRATION DATE OF THE THEN CURRENT TERM. If no notice is given at least six months before the Expiration Date of the then current term, this Agreement will be renewed and the Expiration Date shall be automatically extended an additional 12 months, on the same terms and conditions hereof. However, Borrower’s and Tenant’s representations, warranties and agreements shall remain in full force and effect so long as any Debt is outstanding. Borrower shall have the right to terminate the line of credit if Borrower gives Bank Notice of its intention to terminate the line of credit at least 6 months prior to the original expiration or any renewal thereof. In the event this Agreement is extended more than three times, the Bank may request that Borrower comply with “due diligence” requests as then customary for the Bank to extend credit of this nature.

2.02.  Note. The obligation of Borrower to repay the unpaid principal amount of the Line of Credit made to it by Bank, and to pay interest thereon, shall be evidenced in part by the Note, dated of even date herewith.  The executed Note 001 be delivered by Borrower to Bank at the Closing.

2.03.  Interest Rates; Usury.

(a)           Line of Credit Interest Rate. The unpaid principal amounts advanced on the Line of Credit shall bear interest for each day until due at a fluctuating rate per annum (computed on the basis of a year of 360 days for actual days elapsed) for each day at the Prime Rate less one-half of one percent (.50%), in effect from time to time per annum (the “Rate”), such Rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate.

(b)           Interest After Maturity or Default Usury. After the principal amount of any part of the Debt, accrued interest thereon, or any fees or any other sterns payable hereunder shall become due and remain unpaid (whether at maturity, upon. the occurrence of an Event of Default, by acceleration or otherwise), the amount thereof shall thereafter until paid in full bear interest at a fluctuating rate per annum (based on a year of 360 days for actual number of days elapsed) which shall be four and one-half percent (4.5%) above the then current Prime Rate, or such other default rate set forth in the Note, such interest rates to be adjusted daily to reflect changes in the Prime Rate and each adjustment shall be effective on the day the change occurs.

(c)           Interest Rate Set by Law. In the event the rates of interest provided for in subsections (a) above are finally determined by any Official Body to exceed the maximum rate of interest permitted by any applicable usury or similar Laws, their or its application shall be suspended and there shall be charged instead the maximum rate of interest permitted by such Laws. If any payment of interest or in the nature of interest would cause the foregoing interest rate limitation to be exceeded, then such excess payment will be credited as a payment of principal, unless Borrower notifies Bank in writing to return the excess payment to Borrower.

2.04.  Loan Advances.

(a)           Request for Advances under Line of Credit. Not less than 2 Business Days prior to the making of each Loan Advance, the Borrower shall submit to Bank a Request for Advance, a form of which is attached hereto as EXHIBIT B, together with the Notes and Documents, as defined and more particularly set forth in. the Collateral Assignment of Notes and Documents, The Bank shall not be required to make Loan Advances more frequently than once each month and such monthly Loan Advance shall not be less than $50,000. Each Request for Advance and each receipt of the Loan Advance requested thereby shall constitute a certification by the Borrower that the representations and warranties contained in Article III hereof are true and correct on the date of such Request for Advance or such receipt, as the case may be.

(b)           Borrowing Limitations on Line of Credit. UNTIL OTHERWISE MUTUALLY AGREED IN WRITING BY THE BANK AND BORROWER, THE MAXIMUM AMOUNT AVAILABLE TO BE ADVANCED ON THE LINE OF CREDIT AT ANY ONE TIME SHALL NOT EXCEED TWO MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($2,500,000.00). Loan Advances on the Line of Credit shall be made only when the Borrower’s two $10,000,000 lines of credit with the Bank are fully funded, to finance the funding costs of (i) purchasing the Mortgage Loans as required by the [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement, (ii) funding advances made by Borrower under the Purchased Loans not yet fully funded, (iii) refund Borrower for the Purchased Loans purchased by Borrower with its own funds, and (iv) pay accrued. interest on the Line of Credit. The Borrower shall be entitled upon appropriate certification to draw no more than the actual amount needed for such purposes, not to exceed $500,000 at any one time.

(c)           Payment of Loan Advances. Loan Advances shall be wired to the Borrower’s account as directed by Borrower.

2.05.  Principal and Interests Payments. Commencing on the 15th day of the month following the first Loan Advance on the Line of Credit and each month thereafter during the term of the Line of Credit, Borrower shall make monthly payments of interest in the amount sufficient to pay the accrued interest on the Line of Credit. Loan Advances made pertaining to a. Purchased Loan shall be repaid in full upon the earlier of (i) within 2 business days of the Collateral Property Disposition to an related third party, (ii) within 2 business days of the transfer or other disposition of property securing a Purchased Loan by the Borrower or a related entity, (iii) 270 days after the Borrower or a related entity acquires such property in a Collateral. Property Disposition, or (iv) within 2 business clays of the payment in full of the Purchased Loan for which said advance was made. If not sooner paid, the Line of Credit, all unpaid accrued interest and all other sums and costs incurred by Bank pursuant to this Agreement, the Note or the making of the Loan Advances hereunder, shall be due and payable on the Expiration Date, without notice, presentment or demand. All amounts outstanding on the Note shall be due and payable on demand, and if not demanded accrued interest thereon shall be payable monthly on the 15th day of each month. THE BORROWER FURTHER HEREBY AGREES TO REPAY AMOUNTS DUE ON THE LINE OP CREDIT PRIOR TO REPAYING ANY AMOUNTS DUE UNDER SAID $10,000,000 LINES OF CREDIT WITH THE BANK.

2.06.  Optional Prepayments. Borrower shall have the right, at its option, to prepay the principal, interest or other amounts due from Borrower under This Agreement or under the Note in whole or in part at any time.

2.07.  Payments. All payments to be made in respect of principal, interest or other amounts due from Borrower under this Agreement or under the Note shall be payable on or before 2:00 o’clock p.m., Morgantown, West Virginia, time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue. Such payments shall be made to Bank at its Office in U.S. dollar funds immediately available at such Office without setoff, counterclaim or other deduction of any nature. Bank may, in its discretion, deduct such payments from any Borrower’s demand or deposit accounts with Bank, or the Reserve Fund Account, on the due date. All such payments shall be applied at the option of Bank to accrued and unpaid interest, outstanding principal and other sums dues under this Agreement in such order as Bank, in its sole discretion, shall elect.

2.08.  Commitment & Renewal Fees. For the Line of Credit, Borrower shall pay to Bank a. non-refundable annual commitment fee in the amount of one-tenth of one percent (.10%) of the amount made available to Borrower on the Line of Credit, and at the Closing Date equal to $2,500. Each time this Agreement is renewed for the Line of Credit, if any, and the Expiration Date extended, Borrower shall pay Bank a non-refundable renewal fee- in -the amount of one-tenth of one percent (.10%) of the amount made available to Borrower on the Line of Credit. If the amount available on the Line of Credit is increased during the term of the Line of Credit, Borrower shall pay to Bank a non-refundable annual commitment fee in. the amount of one-tenth of one percent (.10%) of the increased amount made available to Borrower on the Line of Credit.

2.09.  Indemnity. Borrower shall indemnify Bank against any loss or expense which Bank has sustained or incurred as a consequence of any default by Borrower in the performance or observance of any covenant or condition contained in this Agreement, or under the Note including, without limitation, any failure of Borrower to pay when due (by demand, upon maturity or otherwise) any principal, interest, commitment fees or any other amount due hereunder or under any Note. If Bank sustains or incurs any such loss or out-of-pocket expense, it shall from time to time notify Borrower of the amount determined in good faith by Bank (which determination shall be conclusive) to be necessary to indemnify Bank for such loss or expense. Such amount shall be due and payable by Borrower to Bank ten (10) Business Days after such notice is given and shall bear interest at the rate of the Prime Rate then in effect plus three percent (3%) per annum (based on a year of 360 days for actual number of days elapsed) from the due date until paid (before and after judgment).

2.10.  Loan Account. Bank shall open and maintain on its books a loan account (the “Loan Account”) with respect to repayments, prepayments, the computation and payment of interest and commitment fees, if any, and the computation and final payment of all other amounts due and sums paid to Bank hereunder, except in the case of manifest error in computation, the Loan Account shall be conclusive and binding on Borrower as to the amount at any time due to Bank from Borrower hereunder.

2.11.  Late Charge. Upon the occurrence of an Event of Default with respect to the payment of any installment of interest or principal on the Note for more than ten (10) days after the said installment becomes due, in addition to making a payment of the installment due, Borrower shall pay to Bank a late charge in an amount equal to the !gator of (A) Twenty Five and 00/100 Dollars ($25.00) or (B) five percent (5%) of any such overdue installment.

2.12.  Financing Statements. Not Applicable and intentionally Left Blank.

2.13.  Collateral. The Note and all obligations of Borrower hereunder shall be secured by the Lease Assignments, the Collateral Assignment of Notes and Documents, the Reserve Fund Account Assignment, the Mortgage, and any and all other Loan. Documents executed and recorded with respect thereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Bank that:

3.01.  Organization and Qualification. Except as set forth in Schedule 3.01, Borrower and Tenant are limited partnerships duly organized, validly existing and in good standing under the laws of their jurisdiction of organization, and are duly qualified or licensed to do business as a limited partnership, and are in good standing in all jurisdictions in which the ownership of their respective properties or the nature of their activities or both make such qualification or licensing necessary. Borrower’s General Partner is a limited liability company and Tenant’s General Partner is a corporation, both duly organized, validly existing and in good standing under the laws of their jurisdiction of organization, and are duly qualified or licensed to do business , and are in good standing in all jurisdictions in which the ownership of their respective properties or the nature of their activities or both make such qualification or licensing necessary.

3.02.  Authority:  Power to Carry on Business: Licenses. Borrower and Tenant, and their respective Managers and their officers, as the case may be, have the power and authority to execute, deliver and perform the Loan Documents to which they are a party, to make the borrowing provided for herein, and to perform their respective obligations hereunder and under the other Loan Documents. All such action has been duly and validly authorized by all necessary limited partnership and company proceedings on their respective parts. Borrower and Tenant have all requisite power and authority to own and operate their respective properties and to carry on their businesses as now conducted and as presently planned to be conducted. Borrower and. Tenant have all licenses, permits, consents and governmental approvals or authorizations necessary to carry on their respective businesses as now conducted.

3.03.  Execution and Binding Effect. The Loan Documents have been duly and validly executed and delivered by the parties thereto and, to the extent they are a party thereto, constitute legal, valid and binding obligations of Borrower and Tenant enforceable in accordance with the terms hereof and thereof.

3.04.  Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of the Loan Documents, the consummation of the transactions herein or therein contemplated, and the performance of or compliance with the terms and conditions hereof or thereof.

3.05.  Absence of Conflicts. Neither the execution and delivery of the Loan Documents, the consummation of the transactions herein or therein contemplated, nor the performance of or compliance with the terms and conditions hereof or thereof will (a) violate any Law or any regulation, order, writ, injunction, or decree of any court or governmental instrumentality or agency, (b) conflict with or result in a breach of or a default under the limited partnership of Borrower or Tenant or any agreement or instrument to which Borrower or Tenant is a party or by which their properties (now owned or hereafter acquired) may be subject or bound or, (c) result in the creation or imposition of any Lien, charge or encumbrance upon. any property (now owned or hereafter acquired) of Borrower or the Tenant.

3.06.  Ownership and Control. Schedule 3.06 to this Agreement states, as of the Closing Date, the general and limited partners of Borrower and their respective partnership interests in Borrower.

3.07.  Managers of Borrower: Business. Schedule 3.07 to this Agreement states as of the Closing Date the officers and managers of Borrower. In addition, Schedule 3.07 to this Agreement describes the business of Borrower as presently conducted and as presently planned to be conducted.

3.08.  Financial Information. The financial information provided by Borrower and. Tenant to Bank as of the Closing Date is accurate and complete and has been prepared in accordance with GAAP consistently applied. There has been no adverse change in the financial condition, assets, properties, management, operations or business of Borrower or Tenant since the date of such information. Borrower and Tenant have made full and true disclosure of all pertinent financial and other information in connection with the transactions contemplated hereby.

3.09.  No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. Neither Tenant nor Borrower is in violation of (i) any term of any limited partnership agreement nor (ii) any agreement or instrument to which they are a. party or by which they or any of their properties (now acquired or hereinafter acquired) may be subject or bound.

3.10.  Litigation. There is no pending, contemplated or threatened proceeding by or before any Official Body against or affecting Borrower or Tenant which, if adversely decided, would have a material adverse effect on the financial condition, assets, properties, management, operations or business of Borrower or Tenant or on the ability of Borrower or Tenant to perform their obligations under the Loan Documents.

3.11.  Subsidiaries. Not Applicable and Intentionally Left Blank.

3.12.  Pension and Employee Benefit Plan Matters. The provisions of all deferred compensation, benefit, pension, profit sharing and other plans, if any, of Borrower which are subject to ERISA (the “Plans”) comply in all respects with the requirements of ERISA. The Plans have not incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA, if applicable, or Section 412 of the Code with respect to the most recent plan year ending on or prior to the date hereof, and. Borrower and its ERISA Affiliates have not incurred any liability on account of an “accumulated funding deficiency” with respect to the Mans. All contributions to the Plans required with respect to all plan years ending on or prior to the date hereof have been made, and the pro rata portion of the contribution with respect to the plan year in which the date hereof falls has been accrued on Borrower’s financial statements. The funding method used in connection with the Plans is acceptable under ERISA and the actuarial assumptions used in connection, with funding the Plans, in the aggregate, are reasonable. No liability to PBGC has been incurred with respect to the Plans (except for the premium liability under Section 4007(a) of ERISA) nor has any event or circumstances occurred in connection with the Plans which would result in any liability to the PBGC on. the part of Borrower or its ERISA Affiliates. No Reportable Event, within the meaning of Section 4043 of ERISA, has occurred with respect to the Plans, nor have the Plans been terminated in accordance with the procedures set forth in Sections 4041 or 4042 of ERISA or by operation of law. All premium payments with respect to the Plans to PBGC required as of the date hereof have been made. Borrower, its ERISA Affiliates, and to the best knowledge of Borrower and its ERISA Affiliates, any “party in interest” within the meaning of Section 3(14) of ERISA, have not engaged in any “prohibited transaction” within the meaning of Section 406(a) or (b) of ERISA or of Section 4975(o) of the Code, the occurrence of which would subject Borrower or its ERISA Affiliates to any liability or any tax which may be imposed by Section 4975 of the Code or Section 502(1) of ERISA, with respect to a Plan. No legal action involving a Plan is pending or threatened against Borrower or any of the fiduciaries of a Plan. The Plans have received determination letters from the Internal Revenue Service to the effect that each Plan is qualified under Section 401(a) of the Code and nothing has occurred since the receipt of the latest determination letters with respect to each Plan to adversely affect its continued qualification. Borrower and its ERISA Affiliates, have, for all periods ending on or prior to the date hereof, administered. the Plans and each “employee welfare benefit plan”, maintained by them, in all material respects in compliance with the reporting and disclosure requirements applicable thereto under ERISA, the Code or any other federal, state or local law. Borrower and its ERISA Affiliates do not contribute to a multiemployer pension plan, as such term is defined in Section 3(37) of ERISA, on behalf of any of their employees.

3.13.  Title to Property.  Borrower has good. and marketable title in fee simple to all of the real property purported to be owned by it and good and marketable title to all other property purported to be owned by it which is securing the Line of Credit and that is otherwise reflected in the most recent financial statements referred to in Section 3.08 or submitted pursuant to Section 5,01, subject only to Liens not forbidden by Section 6.01 hereof.

3.14.  Contracts.  Intentionally Left Blank.

3.15.  Use of Proceeds. The proceeds of the Note shall be used solely for the purposes set forth in 2.04.

3.16.  Taxes. All tax returns required to be filed by Borrower and Tenant have been properly prepared, executed and filed, All taxes, assessments, fees and other governmental charges upon Borrower and Tenant or upon any of their respective properties, income, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of Borrower and Tenant are adequate for all open years and for their current fiscal period. Neither Borrower nor Tenant knows of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against), The federal income tax liabilities of Borrower and Tenant have been finally determined by the Internal Revenue Service, or the time for audit has expired for all fiscal periods ending on or prior to December 31, 1992, and all such liabilities (including all deficiencies assessed following audit) have been satisfied.

3.17.  No Material Adverse Change.  Since the date of the most recent financial statements referred to in Section 3.08, there has been no material adverse change in the financial condition, assets, properties, management, operations or business of Borrower or Tenant.

3.18.  Regulations U and X. Borrower will make no borrowing hereunder for The purpose of buying or carrying any “margin stock”, as such term is used. in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time. Borrower owns no “margin stock”. Borrower is not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in contravention of regulations U and X.

3.19.  Compliance with Laws. The conduct by Borrower of its business as it is presently conducted does not violate any provision of any Law or, if such conduct does not violate a Law, such violation would not, together with all other such violations, have a material adverse effect on the financial condition or results of operations of Borrower, and Borrower has obtained all permits, licenses, consents and approvals of all Official Bodies or other third parties, including all consents and approvals, if any, under the Laws designed to protect the environment, which are required to conduct its business as it is presently conducted.

3.20.  Licenses, Franchises.  Borrower owns or possesses all of the patents, trademarks, service patents marks, tradenames, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate its properties and to carry on its business as presently conducted without conflict with the rights of others.  No individual patent or patent license is of material importance to its business and there is no reason to anticipate any material liability to Borrower in respect of any claim of infringement of any thereof.

3.21.  Environmental Matters.

(a)           Borrower and Tenant warrants and represents That the Borrower, Tenant and Borrower’s predecessor, Pierce Hardy, are not aware of any circumstances which would result in any material obligation binding upon Borrower, Tenant or Pierce Hardy under any Environmental Laws to investigate or remediate any Hazardous Substances in, on or under any parcel of the Real Property.

(b)           Borrower, Tenant and Pierce Hardy will execute and deliver to Bank a separate environmental indemnity agreement of even date herewith, whereby, among other things, they will indemnify and hold Bank harmless, pursuant to the terms of an from and against, KO reimburse the Bank with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) of any and every kind and character, known or unknown, fixed or contingent, out-of-pocket or consequential, asserted against Bank at any time and from time to time by reason of or arising out of any violation of any Environmental Laws.

3.22.  Shared First Lien Lease Assignments. The Liens on the Real Property granted to Bank by the Lease Assignments constitutes and will continue first liens, of equal parity to those liens securing the Existing indebtedness, and all such action as is necessary or advisable to establish such rights of Bank has been taken or will be taken at or prior to the time required for such purpose and there will be upon execution and delivery of the Loan Documents no necessity of any further action in order to preserve, protect and continue such rights, and such Liens, are and will continue to be superior and prior to the rights of all third parties existing on the date of this Agreement or arising after the date of this Agreement whether by Lien or otherwise, to the full extent provided by Law. All recording fees and other expenses in connection with each such action shall be paid. by Borrower and Bank shall be reimbursed by Borrower for any such fees and expenses incurred by Bank.

3.23.  Solvency.  After giving effect to the consummation of all the transactions contemplated hereby, Borrower (a) shall be able to pay its debts as they become due, (b) shall have funds and capital sufficient to carry on its business and all businesses in which it is about to engage and, (c) shall own property having a value both at fair valuation and at fair saleable value in the ordinary course of Borrower’s business greater than the amount required to pay its debts as they become due. Borrower shall not be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated herein.

3.24.  Accurate and Complete Disclosure, Continuing Representations and Warranties. No representation or warranty made by Borrower or Tenant under this Agreement or any Loan Document and no statement made by Borrower or Tenant in any financial statement (furnished pursuant to Sections 3.08 or 5.01 or otherwise), certificate, report, exhibit or document furnished by Borrower or Tenant to Bank pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading), Borrower has disclosed, and has caused Tenant to disclose, to Bank in writing every fact which materially and adversely affects, or would materially and. adversely affect, the financial condition, assets, properties, management, operations or business of Borrower or Tenant or the ability of Borrower or Tenant to perform their obligations under the Loan Documents. The representations and warranties are to survive the delivery of five Loan Documents and the making of the Loan Advances hereunder until the Note is paid in full and released.

ARTICLE IV
CONDITIONS OF LENDING

The obligation of Bank to enter into this Agreement and to make any Loan hereunder is subject to the accuracy, as of the date hereof, of the representations and warranties contained in the Loan Documents, to the performance by Borrower and Tenant of their obligations to be performed hereunder and thereunder on or before the Closing Date, and to the satisfaction of the following further conditions:

4.01.  Representations and. Warranties, Events of Default and Potential Defaults. The representations and warranties contained in Article III shall be true on and as of the date of Closing and each Loan Advance, with the same effect as though made on and as of such date. On the date of the Closing, no Event of Default and no Potential Default shall have occurred and be continuing or exist.

4.02.  Proceedings and Incumbency. On the Closing Date, there shall have been delivered to Bank, a certificate in form and substance reasonably satisfactory to Bank, dated the Closing Date and signed on behalf of Borrower and Tenant, by their respective general partners, certifying as to (a) true copies of the limited partnership of Borrower and Tenant as in effect on such date, (b) true copies of all limited partnership actions taken by Borrower and Tenant relative to the transactions contemplated by this Agreement, and (c) the names, true signatures and incumbency of all of the managers and officers of Borrower’s General Partner and tenant’s General Partner authorized to execute and deliver the Loan Documents to which Borrower and Tenant is a party, Bank may conclusively rely on such certificate.

4.03.  Loan Documents.  On the Closing Date, the Loan Documents shin have been executed and delivered to Bank and shall be in effect and all filings and recordings contemplated thereby shall have been made. Borrower and Tenant shall also deliver such other instruments, documents and certificates as Bank or its counsel shall reasonably require.

4.04.  Mortgage. There shall have been executed and delivered to Bank the Mortgage, pursuant to which Borrower shall have conveyed a first in priority lien on the Mortgaged Land to Bank, together with evidence satisfactory to Bank and counsel for Bank That the Mortgage has been filed in the appropriate public office.

4.05.  Lease Assignments. There shall have been executed and delivered to Bank Lease Assignments, pursuant to which the Borrower shall have assigned to Bank, as collateral, all the right, title and interest of the Borrower in and to the Lease, together with evidence satisfactory to Bank and counsel for Bank that the Lease Assignments have been recorded and filed in the appropriate public offices.

4.06.  Title Insurance. There shall have been delivered a title insurance commitment on the Mortgaged Land evidencing a minimum of 60 years of the title history to such property has been researched by a qualified lawyer or title agent, and insuring the Line of Credit and that the current record title owner is Borrower, which has good, and marketable title, free and clear of all liens, except the current year’s real estate taxes not yet due and payable, and that such property is subject to exceptions (i.e. covenants, restrictions and rights of way) that do not adversely affect the fair market value of such property and are acceptable to Bank

4.07.  Agreements Affecting the Premises. There shall have been delivered a copy of any and all agreements, understandings, covenants and restrictions, with or relating to the Real Property, its owners or tenants, affecting the Borrower as owner, lessor, or successor or the Tenant as lessee under the Lease.

4.08.  Lease.  Borrower shall have furnished to Bank an. executed copy of the Lease, which shall contain terms and conditions ac table to Bank and evidences that the rental payments received by Borrower from the Tenant pertaining to the Real Property equals at least $3,000,000 annually.

4.09.  Consent & Estoppel Agreement. There shall have been executed and delivered to Bank a consent and estoppel agreement, pursuant to which the Tenant has acknowledged, consented and agreed to, among other things (i) subject the Lease to the Lease Assignments, and (ii) be bound by the Lease Assignment, and (iii) not terminate the Lease as to any of the Real Property while any amounts are due by Borrower to Bank hereunder, except under certain conditions to be set forth therein.

4.10.  Appraisal. There shall have been delivered to Bank an appraisal of the Mortgaged Land indicating a current market value of at least $1,400,000.

4.11.  Collateral Assignment of Notes and Documents. There shall have been executed and delivered to Bank the Collateral Assignment of Notes and Documents pursuant to which Borrower shall have assigned, with recourse, and granted to Bank a shared first lien security interests under the UCC, all of the notes, security instruments and related documents (as more particularly described in the [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement) evidencing, securing or otherwise pertaining to the Purchased Loans on which a Loan Advance is retested by Borrower to be made or has been made, which will among other things, require Borrower to forward to Bank the original Purchased Loan note and related documents with the initial Request for Advance on the Line of Credit in regard to such note, but will not require the recording of the assignment of the recorded instrument securing such note until an Event of Default exists. The lien conveyed shall be of equal parity to those liens securing the Existing Indebtedness.

4.12.  Reserve Fund Account Assignment. There shall have been, executed and delivered to Bank evidence of the deposit by Borrower of $1,000,000 into the Reserve Fund held with the Bank and/or a participating bank, and an assignment of the Reserve Fund Account, pursuant to which Borrower assigned to Bank the Reserve Fund Account, and a satisfactory acknowledgement from the bank at which the Reserve Fund is being held.

4.13.  Opinions of Counsel. Bank shall have received favorable written opinions of counsel for the Borrower and Tenant did the Closing Date and in form and substance satisfactory to Bank.

4.14.  Certificates of Insurance or Evidence of Sufficient Reserves if Self-Insured. Bank shall have received such certificates of insurance, or evidence of sufficient reserves if self insured, as Bank may require, in. form and substance satisfactory to Bank, from. insurers satisfactory to Bank evidencing the fulfillment of the requirements of Section 5.02 hereof.

4.15.  Net Worth & Affiliate Debt. There shall have been delivered to Bank evidence that Borrower’s combined Affiliate debt and net worth is at least $31,800,000, that Borrower’s net worth is at least $1,800,000, and that the Affiliate debt has been subordinated to the Note on or before the Closing Date.

4.16.  [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Policies. There shall have been delivered to Bank a copy of [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]*’s credit and collection policies and underwriting criteria pertaining to the Mortgage Loans, and an agreement from [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* that the same will not be modified without the prior written consent of the Bank, which will not be unreasonably withheld, and that Bank shall be permitted to audit an adequate sample of the Mortgage Loans during the term of the Line of Credit.

4.17.  [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement. A current copy of the [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement and an agreement from [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* that the [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement will not be modified without the prior written consent of Bank, which will not be unreasonably withheld and responded to within 15 days as provided for in said agreement.

4.18.  Letter of Credit Agreement.  Intentionally Left Blank.

4.19.  Details, Proceedings and Documents. On the Closing Date, all legal details and proceedings in connection with the transactions contemplated by this Agreement shill be reasonably satisfactory to Bank and its counsel and Bank shall have received and shall receive from time to time all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to Bank, as Bank may from time to time request.

4.20.  Other Documents and Conditions. On or before the Closing Date, such other documents and conditions as may be required to be submitted to Bank by the ‘Walls of this Agreement or any Loan Document or set forth on the Closing Checklist with respect to the transactions contemplated by this Agreement.

4.21.  Fees and Expenses. Borrower shall have paid all fees and charges required for the Closing and related to the Closing, including legal fees, commitment fees, closing costs, filing, recording and notary fees and any other similar matters pertinent to the Closing Fees for recording shall be paid upon receipt of the invoice.

ARTICLE V
AFFIRMATIVE COVENANTS

Borrower covenants and agrees with Bank as follows:

5.01.  Reporting and Information Requirements.

(a)           Federal Tax Returns. Borrower shall annually furnish to Bank as soon as practicable, and in any event on or before October 15, the federal tax returns, of Borrower and Tenant, including all schedules and attachments filed with such returns.

(b)           Annual Financial Statements. As soon as practicable, and, in any event within 120 days after the close of each fiscal year of Borrower and Tenant, Borrower shall furnish to Bank GAAP Consolidated Financials of the 84 Lumber Group of companies showing the Borrower as an. individual on the consolidated schedules, and Audited Financials required by the Tenant’s Revolving Line of Credit lenders, with such Financials audited by independent certified public accountants selected by Borrower and Tenant, respectively, and satisfactory to Bank, The certificate or report of such accountant shall be free of exceptions or qualifications not acceptable to Bank and shall in any event contain a written statement of such accountant substantially to the effect that (i) such accountant prepared such financial statements in accordance with GAAP and (ii) such financial statements present fairly the financial position as of the dates indicated and the results of its operations and changes in financial position for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year.

(c)           Quarterly Reports. As soon as practicable, and in any event within 45 days of the close of each calendar month, Borrower shall furnish to Bank statements of income, retained earnings and changes in financial position for Borrower and Tenant for such period to the end of such period, and a balance sheet as of the close of such period, and notes to the corresponding figures for the same period or as of the same date during the preceding period (except for the balance sheet, which shall set forth in comparative form the corresponding statements and balance sheet as of the prior fiscal year end), with such statements and balance sheet to be certified by the Chief Financial Officer or Manager of Borrower and. Tenant as presenting fairly the financial position of Borrower and Tenant as of the end of such period and the results of its operations and the changes in its financial position for such period, in conformity with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to Bank.

(d)           Compliance Certificate.  Within 45 days after the end of each quarter of the calendar year during the term of this Agreement, Borrower shall deliver to Bank a certificate dated as of the end of such quarter, signed on behalf of Borrower by its chief financial officer stating that as of the date thereof no Event of Default or Potential Default to which Borrower is aware has occurred and is continuing or exists, or if an Event of Default or Potential Default has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken or contemplated to be taken by Borrower.

(e)           Other Quarterly Reports.  Within 30 days of the end of each calendar quarter: (i) detailed listing of all fees paid by [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* to Borrower pertaining to Mortgage Loans, (ii) summary of foes deposited to Reserve Fund Account, (iii) delinquency report from [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* on all outstanding Mortgage Loans, (iv) status summary from Borrower on Purchased Loans, (v) report of rents paid and rents receivable pertaining to the Leases, and (vi) aging of Loan Advances made to Borrower hereunder.

(f)           Notice of Event of Default. Promptly upon becoming aware of any Event of Default or Potential Default, Borrower shall give Bank notice thereof, together with a written statement of Borrower setting forth the details thereof and any action taken or contemplated to be taken by Borrower.

(g)           Notice of Material Adverse Change.  Promptly upon becoming aware thereof, Borrower shall give Bank notice with respect to any material adverse change in the financial condition, assets, properties, management, operations or business of Borrower or Tenant,

(h)           Notice of Proceedings.  Promptly upon becoming aware thereof, Borrower shall give Bank notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting Borrower or Tenant which, if adversely decided, would have an adverse effect on the financial condition, assets, properties, management, operations or business of Borrower or Tenant.

(i)            Visitation. Upon receipt of reasonable notice, and so long as not to interfere with operations of the Tenant, Borrower shall permit such persons as Bank may designate to visit and inspect any of its properties to examine the boob and records relevant thereto and take copies and extracts therefrom, and to discuss Borrower’s affairs with each of its agents, employees and independent accountants at such times and as often. as Bank may reasonably request, at Bank’s expense. Borrower hereby authorizes such agents, employees and independent accountant to discuss with Bank the affairs of Borrower, all at Bank’s expense.

(j)            Further Information.  Borrower will promptly furnish, or cause Tenant to furnish, to Bank such other information, in such form, as Bank may reasonably request from time to time.

5.02.  Insurance.  Borrower shall maintain, and require Tenant to maintain, with financially sound and reputable insurers, general liability insurance with respect to its properties and businesses, against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to Bank and as is customary in the case of entities engaged in the same or a similar business or having similar properties in the same geographic area (including, if required by Bank, flood insurance). Borrower agrees to provide Bank with thirty (30) days advance notice of the termination of any such policy of insurance.

5.03.  Maintenance.  Borrower shall, maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

5.04.  Payment of Liabilities. Borrower shall pay or discharge:

(a)           prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income;

(b)          on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien upon any such properties;

(c)           on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such properties; and

(d)          all other liabilities so that they are not in default, in the ordinary course of Borrower’s business.

5.05.  Financial Accounting Practices. Borrower shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and the dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed it accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.06. Compliance with Laws. Borrower shall comply with all applicable Laws, in all material respects.

5.07.  Continuation of and Change in Business. Borrower shall continue to engage in the business and activities that it is presently engaged in. Borrower shall not engage in any other business or activities without obtaining the prior written consent of Bank.

5.08. Use of Proceeds. Borrower will use the proceeds of the Note for the purposes set forth in Section 3.15 hereof.

5.09. Lien Searches. Bank may, but shall not be obligated to, conduct lien searches of Borrower and its assets and properties, in its sole discretion, may determine to be necessary.

5.10. Further Assurances. At any time and from time to time, upon Bank’s request, Borrower shall, and shall cause the Tenant to, make, execute and deliver, or cause to be made, executed and delivered, to Bank and where appropriate shall cause to be recorded or filed, and from time to time thereafter to be re-recorded and refiled at such time and in such offices and places as shall be deemed reasonably desirable by Bank, any and all such other Loan Documents, certificates and other documents as Bank may consider necessary or desirable in order to effectuate, complete or perfect and to continue and preserve the obligations of Borrower hereunder under the Note and the Loan Documents and the Liens created thereby, Upon any failure by Borrower or the Tenant to do so, Bank may make, execute, record, file, re-record or refile any and each such Loan Document, instrument, certificate and document for and in the name of Borrower.

5.11. Wages and Withholding Taxes. Borrower shall pay when due all wages and other compensation and all withholding taxes. Borrower shall create and farad a reserve for all withholding taxes for wages and other compensation which has been paid but as to which the taxes are not yet due. If such wages and other compensation are not paid when due and/or if such withholding taxes are not paid when due and/or a funded reserve is not created for withholding taxes which are owing for wages and other compensation which have been paid but as to which the taxes are not yet due, Bank may, but is not obligated to pay Borrower’s wage, compensation and/or withholding tax liabilities and add such amounts so paid to the principal amounts due under Section 2.01 of this Agreement.

5.12.  Preservation of Existence.  Borrower shall maintain its limited partnership existence, rights and franchises in full force and effect in its jurisdictions of organization. Borrower shall, qualify and remain qualified as a foreign limited partnership in each jurisdiction in which failure to receive or retain such qualification would have a material adverse effect on the financial condition, assets, properties, management, operations or business of Borrower.

5.13.  [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement.  Borrower shall comply with all of the terms and conditions of the [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement and shall service the Purchased Loans in a commercially reasonable manner. Borrower shall notify Bank immediately if Borrower fails to comply with such terms and conditions or receives notification from [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* that Borrower is in default of the [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement or otherwise is unable or unwilling to service all or a part of the Purchased Loans in conformance with all applicable requirements. Borrower agrees that it will not amend, modify or otherwise alter the [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement, without the prior written consent of Bank, which consent may not be unreasonably withheld and must be responded to within 15 days.

5.14. Borrower’s Collection Policies. Intentionally Left Blank.

5.15. Reserve Fund Account.  Borrower shall have deposited in the Reserve Fund Account all amounts received by Borrower as referral or other fees front [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]*, pursuant to the [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement, for the referral of the Mortgage Loans, and further agrees to maintain a minimum balance of $1,000,000 therein. Provided no Event of Default or Potential Default exists, the Reserve Fund Account may be used by Borrower to: (0 reduce the principal and accrued interest on the Line of Credit when there is a deficiency in the amount received from the Collateral Property Disposition to repay the Loan Advances made pertaining to the Purchased Loan secured thereby, (ii) pay expenses of Borrower incurred as a direct result of the Purchased Loans, and (iii) for such other permitted  purposes as set forth in Section 9.3 of the [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement.

5.16. Final Title Policy. Borrower agrees to deliver a final title policy to the Bank within 60 days of Closing insuring that the Mortgage securing the Bank is in first lien priority position and title to such Mortgaged Land is in the Borrower’s name, and that no other changes in the title have occurred since the date the title insurance commitment provided prior to closing, together with the original recorded Mortgage.

5.17. Replacement Real Property. Borrower agrees execute a Lease Assignment on a replacement parcel of real property with the same or greater value with a lease satisfactory to Bank within 90 days after the closing of a facility on the Real Property, and shall provide notice of such closing within 10 days thereafter.

5,18. Affiliate Debt & Net Worth. Borrower agrees to maintain a combined Affiliate Debt and minimum net worth of at least $31,800,000, and maintain a minimum net worth of at least $1,800,000.

ARTICLE VI
NEGATIVE COVENANTS

Borrower covenants to Bank as follows:

6.01. Liens. Without the prior written consent of Bank, Borrower shall not at any time create, incur, assume or suffer to exist any Lien on or against any assets of Borrower or agree or become liable to do so except:

(a)           Liens in favor of Bank;

(b)           Liens existing or anticipated on the date hereof and listed as follows: None;

(c)           Liens arising from taxes, assessments, charges, levies or claims that are not yet due, that remain payable without penalty;

(d)           Deposits or pledges to secure workers’ compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contacts or leases, or to secure statutory obligations, or stay, surety or appeal bonds, or other pledges or deposits of like nature and all in the ordinary course of business in an aggregate amount of less than $100,000.00; and

(e)           Zoning restrictions, easements, minor restrictions on the use of real property, and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of Borrower; and

6.02. Indebtedness.  Without to prior written consent of Bank, Borrower shall not at any time mate, incur, assume or suffer to exist any Indebtedness except:

(a)           Indebtedness under this Agreement, the Note or any other Loan Documents;

(b)           Indebtedness existing or anticipated on the date hereof as follows: See (e) below;

(c)           Current accounts payable, accrued expenses and other current items arising out of transactions (other than. borrowings) in the ordinary course of business;

(d)           Indebtedness representing inter-party or related party indebtedness, which has been subordinated to the Line of Credit,

(e)           Such other Indebtedness as shown on Borrower’s most recent financial statement presented to the Bank; and

(f)           Rent received in advance.

6.03.  Guarantees and Contingent Liabilities. Without the prior written consent of Bank, Borrower shall not at any time, directly or indirectly, assume, guarantee, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation, or liability of any other Person.

6.04. Loans and Investments. Intentionally Left Blank.

6.05. Dispositions of Assets. Borrower shall not sell, pledge, assign, lease, abandon or otherwise transfer or dispose of; voluntarily or involuntarily (any of the foregoing being referred to in This section 6.05 as a “transaction” and any series of related transactions constituting but a single transaction), the assets of Borrower, without the prior written consent of Bank, except for transactions which do not cause the Borrower to violate Section 5.18 hereof.

6.06. Self-Dealings. Intentionally Left Blank

6.07. Transactions Outside the Ordinary Course of Business. Borrower shall not enter into any transaction outside the ordinary course of its businesses without The prior written consent of Bank.

6.08. Capital Distributions and Dividends. Borrower shall not declare, make, pay or agree, become or remain liable to make or pay, any dividends or other distribution of any nature (whether in cash, property, securities or other-wise) on account of or in respect of any partnership interests of Borrower if an Event of Default or Potential Event of Default exists.

6.09. Continuation of or Change in Business. Borrower shall continue to engage in its business substantially as is currently undertaken, and Borrower shall not engage in any other business.

6.10. Limitation on Modification of [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement and Lease. Borrower shall not change or modify or otherwise amend the [REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement or the Lease without the prior written consent of Bank, which consent shall not be unreasonably withheld and responded to within 15 days of receipt.

6.11. Merger, Consolidation, Business Acquisitions. Borrower shall not merge or agree to merge with or into or consolidate with or into any other Person without the prior written consent of Bank.

6.12. Margin Stock. Borrower will not use the proceeds of any Loan, directly or indirectly, to purchase any “margin stock” (within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for purpose of purchasing or carrying, directly or indirectly, any margin stock.

6.13. No Liens on Collateral. Borrower shall not incurs create, assume or permit to exist, any Lien on all or any of the collateral assigned to Bank pursuant to this Agreement or any other Loan Document as security for the Note, without the prior written consent of Bank.

6.14. Change in Control. Borrower will not permit a Change in Control (as defined below), without the prior written consent of the Bank, which consent will not be unreasonably withheld. A Change of Control shall mean any one or more of the following: (i) Margaret Hardy-Magerko, individually or in the Trusts (as defined below) shall own (beneficially or of record, directly or indirectly) less than 51% of the membership interests in Borrower’s General Partner, or (ii) at any time a combination of Margaret Hardy-Magerko, Borrower’s General Partner or the Trusts shall fail to have the right to receive 80% or more of all distributions made by Borrower, including without limitation liquidating distributions, or (iii) Margaret Hardy Magerko, individually or in the Trusts, shall fail to have the right to receive 80% or more of all distributions made by the Tenant, including without limitation liquidating distributions. The Trusts shall mean any revocable or irrevocable trusts for which Margaret Hardy-Magerko is a trustee or created.

ARTICLE VII
DEFAULTS

7.01. Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of law):

(a)           Borrower shall fail to pay when due principal or interest on the Note, any commitment or renewal fee, any amount payable pursuant to this Agreement or any other amount due hereunder or under any agreement with Bank, and such default shall continue ten (10) consecutive days; or

(b)           Any representation or warranty made by Borrower or Tenant under this Agreement or the Loan Documents or any statement made by Borrower or Tenant in any financial statement, certificate, report, exhibit or document funds’ heel by Borrower or Tenant to Bank pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time when made; or

(c)           Borrower or Tenant shall default in the performance or observance of any covenant contained in Article V or Article VI hereof and such default shall continue thirty (30) consecutive days; or

(d)           Borrower or Tenant shall default in the performance or observance of any other covenant, agreement or duty under the Loan Documents or under the Lease, and such default shall continue thirty (30) consecutive days after receipt of written notice by Borrower flora Bank of such default; or

(e)           Borrower or Tenant, or any of them, (i) shall default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation for borrowed money in excess of $100,000 beyond any period of grace with respect thereto or, if such obligation or obligations is or are payable or repayable on demand, shall fail to pay or repay such obligation or obligations when demanded or (ii) shall default in the observance of any covenant, term or condition contained in any agreement or instrument by which such obligation or obligations is or are created, secured or evidenced if the effect of such default is to cause, or to permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

(f)           One or more judgments for the payment of money in excess of an amount that would materially adversely affect the financial condition shall have been entered against Borrower or Tenant which judgment or judgments shall, have remained discharged and unstayed for a period of thirty (30) consecutive days; or

(g)          A writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been issued against Borrower or Tenant which shall have remained undischarged and unstayed for a period of thirty (30) consecutive days; or

(h)           Bank shall have determined (which determination shall be conclusive) that a material adverse change has occurred in the financial condition, assets, properties, management, operations or business of Borrower or Tenant or that the prospect of payment or performance of any covenant, agreement or duty under this Agreement, or the other Loan Documents is impaired or that Bank is insecure; or

(i)            The death, incarceration or incapacitation of any guarantor, if any; or

(j)           A proceeding shall have been instituted in respect of Borrower or Tenant:

(i)      seeking to have an order for relief entered in respect of any Borrower or Tenant or seeking a declaration or entailing a finding that Borrower or Tenant is insolvent or a similar declaration or finding, or seeking dissolution, minding-up, charter revocation. or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to Borrower or Tenant, their assets or their debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or

(ii)      seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for Borrower or Tenant or for all or any substantial part of their property; or

(i)      any such proceedings shall result in the entry, making or grant of any such order for relief, declaration, funding, relief, or appointment, or such proceeding shall remain undismissed and stayed for a period of thirty (30) days or more or

(k)           Borrower or Tenant shall become insolvent, shall become generally unable to pay their debts as they become due, shall voluntarily suspend transaction of their business, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section 7.01j(i) or shall consent to any such order for relief, declaration, finding or relief described therein, shall institute a proceeding described in Section 7.01j(ii) or shall consent to any such appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing; or

(l)            (i) a Termination Event with respect to a Plan shall occur, (ii) any person shall engage in any prohibited transaction involving any Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) Borrower or any BIWA Affiliate shall be in “Default” (as defined in section 4219(c)(5) of ERISA) with respect to payments due to a multiemployer plan resulting from Borrower’s or any ERISA Affiliate’s complete or partial withdrawal (as described in section 4203 or 4205 of ERISA) from such Plan, or (v) any other event or condition shall occur or exist with respect to a Single Employer Plan, except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject Borrower or Tenant to any tax, penalty, debt or liability which, alone or in the aggregate, would have a materially adverse effect on Borrower.

(m)           The Lease has been terminated for any reason, except as provided for in Section 5.17 hereof.

(n)           The Borrower or Tenant shall be in default of any of the Existing Indebtedness.

7.02. Consequences of an Event of Default. Bank may demand the unpaid principal amount of the Note, interest accrued thereon and all other amounts owing by Borrower hereunder or under the Note or other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue.

7.03. Set-Off.  If the unpaid principal amount of the Note, interest accrued thereon or other amount owing by Borrower hereunder or under the Note shall have become due and payable (by demand or otherwise), Bank and the holder of any participation in the Note shall each have the right, in addition to all other rights and remedies available to it, without notice to Borrower, to setoff against and to appropriate and apply to such due and payable amounts any Debt owing to, and any other funds held in any manner for the account of, Borrower by Bank or by such holder, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by any Borrower with Bank or such holder, Borrower hereby consents to and conforms the foregoing arrangements and confirms each Bank’s rights and such holder’s rights of barker’s lien and set-off. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on. any of Bank’s rights or any such holder’s rights of banker’s lien or set-off.

7.04. Other Remedies. If one or more Events of Default shall occur, then Bank, in addition to any and all other rights and remedies which Bank may then have hereunder, under the UCC, or under any other instrument, or which Bank may have at Law or in equity or otherwise, may, at its option: (i) in the name of Borrower, or otherwise, demand, collect, receive and receipt for, compound, compromise, settle and give acquittance for, and prosecute and discontinue any suits or proceedings in respect to any or all of the collateral securing the Note (such collateral being referred to for purposes of Sections 7.04 and 7.05 hereunder as the “Collateral”); (ii) take any action which Bank may deem necessary or desirable in order to realize on the Collateral, including, the power to perform any contract, endorse in the name of Borrower without recourse to Borrower any checks, drafts, notes or other instruments or documents received in payment of or on account of the Collateral; (iii) enter upon the premises where any of the Collateral not in the possession of Bank is located and take possession thereof and remove the same, with or without judicial process; (iv) reduce their claim to judgment or foreclosure or otherwise enforce the security interests herein granted and assigned, in whole or in part, by any available judicial procedure; (v) after notification, if any provided for herein, sell, lease, or otherwise dispose of, at the office of Bank, on the premises of Borrower, or elsewhere, all or any part of the Collateral, in its then condition or following any commercially reasonable preparation or processing, and any such sale or other disposition may be as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of Collateral shall not exhaust Banks power of sale, but sales may be made from time to time, and at any time, until all the Collateral has been sold or until all of Borrower’s Indebtedness to Bank has been fully paid and performed), and at any such sale it shall not be necessary to exhibit any of the Collateral; (vi) at its discretion, retain the Collateral in satisfaction of the Note whenever the circumstances are such that Bank is entitled to do so under the Code or otherwise; or (vii) exercise any and all other rights, remedies and privileges Bank may have under this Agreement or under the Loan Documents.

7.05. Non-Assumption of Liability. Nothing herein contained shall relieve Borrower from performing any covenant, agreement or obligation on the part of Borrower to be performed under or in respect to any of the Collateral (including rights to the purchased Loans) or from any liability to any parry or parties having an interest therein or impose any liability on Bank for the acts or omissions of Borrower in connection. with any of the Collateral.  Bank shall not assume or become liable for, nor shall it be deemed or construed to have assumed or become liable for, any obligation of Borrower with respect to any of the Collateral, or otherwise, by reason of the grant to Bank of security interests in the Collateral.

ARTICLE VIII
MISCELLANEOUS

8.01. Business Days.  Except as otherwise provided herein, whenever any payment or action to be made or taken hereunder or under the Note shall be stated to be clue on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

8.02. Records. The unpaid principal amount of the Note, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability and the accrued and unpaid commitment fee shall at all times be ascertained from the records of Bank which shall be conclusive absent manifest error.

8.03. Amendments and Waivers. Bank and Borrower, acting together, may from time to time enter into agreements amending, modifying or supplementing this Agreement or the Note or any other documents or instruments pursuant to or in connection herewith or changing the rights of Bank or of Borrower hereunder or thereunder, and Bank may from time to time grant waivers or consents to a departure from the due performance of the obligations of Borrower hereunder or thereunder, Any such agreement, waiver or consent must be in writing and shall be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision hereof, any Event of Default or Potential Default so waived or consented to shall be deemed to be cured and not continuing, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

8.04. No Implied Waiver, Cumulative Remedies. No course of dealing and no delay or failure of Bank in exercising any right, power or privilege under this Agreement, the Note, the Loan Documents or any other documents or instruments pursuant to or in connection herewith shall affect any other or further exercise thereof or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a tight, power or privilege preclude any other exercise thereof or of any other right, power or privilege. The rights and remedies of Bank under This Agreement, the Note or any other documents or instruments pursuant to or in connection herewith are cumulative and not exclusive of any rights or remedies which Bank would otherwise have.

8.05. Notices. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement or the Note shall be in writing (including telexed communication) unless otherwise expressly permitted hereunder and shall be sent by first-class or first-class express mail, or by telex with confirmation in writing mailed first-class, in all cases with charges prepaid, and any such properly given notice shall be effective when received. All notices shall be sent to the party in question at the address stated in Section 1.01 or in accordance with the last =revoked written direction from such party to the other parties.

8.06. Expenses:  Taxes, Attorneys’ Fees. Borrower agrees to pay or cause to be paid and to save Bank harmless against liability for the payment of all reasonable out-of-pocket expenses including, but not limited to, fees and expenses of counsel for Bank, incurred by Bank from time to time (i) arising in connection with the preparation, execution,  delivery and performance of this Agreement, the Note, and any documents, instruments or transactions pursuant to or in connection herewith, (ii) relating to any requested amendments, waivers or consents to this Agreement, the Note or any such documents or instruments and, (iii) arising in connection with Bank’s enforcement or preservation of rights under this Agreement the Note or any such documents or instruments including, but not limited to, such expenses as may be incurred by Bank in the collection of an outstanding Note. Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by Bank to be payable in connection with this Agreement, the Note or any other documents, instruments or transactions pursuant to or in connection herewith, and Borrower agrees to save Bank harmless from and against any and all present or future claims, liabilities or losses with. respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of a determination adversely to Borrower of any action at law or suit in equity in relation to this Agreement, the Note or any Loan Document Borrower will pay, in addition to all other sums which Borrower may be required to pay, a reasonable sum for attorney’s fees incurred by Bank or the holder of such Note in connection with such action. or suit. All payments due from Borrower under this Section 8.06 shall be added to and become part of the Note until paid in full.

8.07. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in, whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any o armor affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

8.08. Governing Law. This Agreement shall be deemed to be a contract under the laws of the State of West Virginia, and for all purposes shall be governed by and construed and enforced in accordance with the laws of said. State, without regard to the principles of conflicts of laws thereof.

8.09.  Prior Understandings. This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for herein.

8.10. Duration; Survival. All representations and warranties of Borrower and Tenant contained herein or made in connection herewith shall survive the making of and shall not be, waived by the execution and delivery of this Agreement or the Note, any investigation by Bank, or the making of any Loan and Bank may hereby rely upon same. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of Borrower shall continue in full force and effect from an after the date of this Agreement so long as it may borrow hereunder and until payment in full of the Note, interest thereon, commitment fees and all other obligations of Borrower under this Agreement or the Note. Without limitation, it is understood that all obligations of Borrower to make payments to or indemnify Bank shall survive the payment in full of the Note and of all other obligations of Borrower thereunder and hereunder.

8.11. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

8.12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Bank, Borrower and its successors and assigns, except that Borrower may not assign or transfer any of its rights ,hereunder without the prior written consent of Bank. Except to the extent otherwise required by the context of this Agreement, the word “Bank” where used in this Agreement shall mean and include any holder of a Note originally issued to Bank, and each such holder of a Note shall be bound by and have the benefits of this Agreement the same as if such holder had been a signatory hereto.

8.13. Participation. Without notice to Borrower, Bank may participate, sell or assign all or part of the credit facilities evidenced by the Note and, at any time and from time to time, all information on Borrower may be provided to any potential purchaser of or participant in the Note, any governmental authority, Bank’s auditory and professional advisors, any person or entity which in the ordinary course of its business makes credit reference inquiries, and as may be necessary or advisable for the preservation of Bank’s rights.

8.14. Condemnation Matters. To the extent that any condemnation does not affect the rental payment to Borrower from Tenant, and does not affect the normal operation of Tenant, then all condemnation proceeds shall be the sole property of Borrower. If, however, the rental payment is modified Borrower shall be required to replace the subject property within ninety (90) days of the final disposition of the condemnation proceeds.

8.15. Jurisdiction:  Waiver a Trial by Jury. Borrower and Tenant acknowledge and unconditionally and irrevocably agree and consent:

(a)           To the jurisdiction of and to venue in the Circuit Court of Monongalia County, West Virginia, and to the jurisdiction of and venue in any federal court sitting in the Northern District of the State of West Virginia, for, with respect to, or concerning any suit, action, or other legal proceeding pertaining to or in any way or manner concerning, arising out of, or relating to the collection or enforcement of the Note, any of Lender’s rights, remedies, or recourses with respect to the Not; this Agreement, or any provision or provisions of any other Loan Document; and

(b)           That service of any court paper, including, without limitation, any process, complaint, subpoena, answer, reply, response, motion, order, or notice, may be effected on Borrower or Guarantors, by mail, addressed and mailed as provided herein or in such other manner as may be provided under applicable laws or rules of the State of West Virginia or the Northern District of the State of West Virginia. However, nothing contained herein shall prevent or limit Lender from bringing or instituting any suit, action, or other legal proceeding or exercising any of its rights, remedies, or recourses against any security for the Note or against Borrower or Guarantors, or any property of Borrower or Guarantors, within any other state or jurisdiction. Initiating, bringing, or instituting any such suit, action, or proceeding in any other state or jurisdiction shall in no way or manner constitute a waiver or release of the provision and agreement herein that the laws of the State of West Virginia shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights, powers, duties, and obligations of the parties upon whom this Agreement shall be binding or the submission by Borrower and. Guarantors, to personal jurisdiction within the State of West Virginia. The means and manner of obtaining personal jurisdiction and perfecting service of process contained herein are not intended to be and shall not be construed to be exclusive, but are and shall be cumulative and in addition to all other means and manner of obtaining personal jurisdiction and perfecting service of process as now or hereafter provided by the laws of the State of West Virginia or the Northern District of the State of West Virginia.

(c)           BY EXECUTION OF THIS AGREEMENT, BORROWER Al TENANT MUTUALLY, KNOWINGLY, WILLINGLY, AND VOLUNTARILY WAIVE AND RELEASE ANY AND ALL RIGHTS TO TRIAL BY JURY, AND NEITHER SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY °TITER ACTION OR LITIGATION PROCEEDING BASED UPON OR ARISING OUT OF THE LINE OF CREDIT TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. BORROWER AND TENANT FURTHER WAIVE AN) RELEASE ANY AND ALL RIGHTS TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THIS SUBPARAGRAPH AND THE PROVISIONS HEREIN CONTAINED CONSTITUTE AN IRREVOCABLE WAIVER AND RELEASE.

IN WITNESS WHEREOF, the parties, have caused this Agreement to be duly and properly executed as of the date first above written.

HARDY CREDIT CO.
By: 84 LADC, LLC
Its: General. Partner

By:
Daniel M. Wallach
Its: Vice President

UNITED BANK, INC.
By:
Kenneth R. Summers
Title: Executive Vice-President

COMMONWEALTH OF PENNSYLVANIA:
COUNTY OF _____________________:

The foregoing instrument was acknowledged before me this 15th day of May, 2007, by DANIEL M. WALLACH, the VICE PRESIDENT of 84 LADC, LLC, a Pennsylvania limited liability company, the sole general partner of HARDY CREDIT CO., a Pennsylvania limited partnership, for and on behalf of said limited liability company and limited partnership,

My commission expires: ________________________.

NOTARY PUBLIC

COMMONWEALTH OF PENNSYLVANIA:
COUNTY OF ___________________:

The foregoing instrument was acknowledged before me this 15th day of May 2007, by KENNETH R. SUMMERS, an EXECUTIVE VICE PRESIDENT, of ‘UNITED BANK, INC., a West Virginia banking corporation, for and on behalf of said corporation.

My commission expires: ________________________.

NOTARY PUBLIC

The Tenant hereby represents, warrants and. covenants to Bank that (i) the representations and warranties contained in Article III herein which are applicable to it are tree and correct, and (ii) That it shall be bound by the covenants contained herein which are applicable to Tenant.

Tenant:

84 LUMBER COMPANY

By: HARDY HOLDINGS, INC.
Its: General Partner

By:
Cheri B. Bomar
Its: Secretary and Treasurer

COMMONWEALTH OF PENNSYLVANIA:
COUNTY OF _____________________:

The foregoing instrument was acknowledged before me this 15th day of May, 2007, by CHERI B. BOMAR, the Secretary and Treasurer of HARDY HOLDINGS, INC., a Pennsylvania corporation, the sole general partner of 84 LUMBER COMPANY, a Pennsylvania limited partnership, for and on behalf of said limited liability company and limited partnership.

My commission expires: ________________________.

NOTARY PUBLIC

SCHEDULE 3.01
QUALIFICATION

NONE.

SCHEDULES 3.06 AND 3.07

OWNERSHIP AND CONTROL OF BORROWER

I, Dan Wallach, having been duly chosen as Assistant Vice President and duly qualified and authorized do hereby certify as to the ownership and control of Borrower (the “Borrower”), as follows:

(A)	General Partnership Interests:

84 LADC, LLC

(B)	Limited Partnership Interests:

84 Lumber Company

(C)	Manager: The following person named below are the duly qualified and acting manager(s) of the General Partner:

Margaret Hardy Magerko

The business of Borrower as presently conducted and as presently planned to be conducted is described as follows:

1.	Lending money to contractors, mostly secured by First Mortgages, or actual ownership of property by Hardy Credit Co.

2.	Owning Properties leased to 84 Lumber

3.	Duties under[REDACTED – CONFIDENTIAL TREATMENT REQUESTED]* Agreement

HARDY CREDIT CO.

By: 84 LADC, LLC
Its: General. Partner

By:
Daniel M. Wallach
Its: Vice President